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Energy Recovery Leader, China Energy Recovery Reports Record First Half Fiscal 2008 Financial Results with Revenue Increase of More Than 170%

■	First Half 2008 Revenue Increased to $9.9 Million from $3.6 million in First Half 2007
■	Company Achieves Record First Half 2008 Growth without Utilizing Proceeds from the Recently Closed Financing

SHANGHAI, CHINA - August 20, 2008 - China Energy Recovery, Inc. (OTCBB: CGYV) ("China Energy Recovery" or "CER"), a leader in the waste-heat recovery sector of the alternative energy industry, today provided commentary on the company's first half-year results recently released. Revenue in the first half of 2008 increased to $9.9 million, up from $3.6 million in the corresponding period in 2007, an increase of 171.5%. The increase the company experienced is due to increased sales volume of energy recovery systems and services of the company as a result of accelerating market demand.

Gross profit reached $1.9 million, representing a 19.3% gross margin, for the six months ended June 30, 2008, compared with gross profit of $0.5 million, or a 15.2% gross margin, for the same period in 2007. The increase in gross profit is mainly attributable to increased licensing and design service revenue with higher margins and the company's efforts in adjusting contract prices in coping with higher volume orders and the increased prices of raw materials.

Selling, general and administrative expenses were $1.1 million for the first half of 2008, or 11.0% of sales revenue, as compared to $0.6 million, or 17.4%, for the same period in 2007. Aside from the one time extraordinary expenses related to the company’s recent reverse merger and associated $8.5 million financing, operating expenses remained relevantly steady while substantial revenue growth was achieved during the first six months of 2008.

Net income for the company increased to $0.6 million for the six months ended June 30, 2008 as compared to a net loss of $0.1 million for the same period in 2007. The increase in net income is mainly attributable to increased sales volume of the company's products and services and improved operational efficiency.

"We have been orchestrating a growth strategy for China Energy Recovery designed to increase capacity in order to maximize our ability to more efficiently service our customers, and that strategy is paying off," stated China Energy Recovery CEO, Mr. Qinghuan Wu. "We raised money in Q2 that we needed to enhance our working capital position allowing us to build new products at an accelerated rate. As a result, growth for our company is increasing at a significant rate and our backlog orders are higher than in any period in the company's history."

In April of 2008, the company announced the closing of an $8.5 million (USD) financing, consisting of an offering of convertible preferred stock and warrants. The company expects to use the proceeds to finance working capital and ramp production to meet existing and future orders.

"We primarily relied on our previous efforts in achieving record sales growth for the first half of 2008. Customers find us based on our reputation in the market of being able to deliver products customized to fit their needs. The financing we brought in during the second quarter of 2008 has better prepared us for an expected surge in production and we expect that it will help us improve profitability in the second half of this year," continued Wu. "Our projections for the latter half of 2008 are of continued record growth and we expect our current growth rate to continue well beyond that."

What is Energy Recovery?

Industrial facilities and power plants release significant amounts of excess heat into the atmosphere in the form of hot exhaust gases or high pressure steam. Energy recovery is the process of recovering vast amounts of that wasted energy and converting it into usable electricity, dramatically lowering energy costs. Energy recovery systems are also capable of capturing the majority of carbon emissions and other harmful pollutants that would otherwise be released into the environment. It is estimated that energy recovery systems installed in U.S. industrial facilities could produce up to 20% of U.S. electricity needs without burning any additional fossil fuel, and could help many industries to meet stringent environmental regulations.

About China Energy Recovery, Inc.

CER is an international leader in energy recovery systems, with a primary focus on the Chinese market. CER's technology captures industrial waste energy to produce low-cost electrical power, enabling industrial manufacturers to reduce their energy costs, shrink their emissions footprint, and generate sellable emissions credits. CER has deployed its systems throughout China and in such international markets as: Egypt, Turkey, Korea, Vietnam and Malaysia. CER focuses on numerous industries in which a rapid payback on invested capital is achieved by its customers, including: chemical, petro-chemicals, refining (including Ethanol refining), coke processing, and the manufacture of paper, cement and steel. CER continues to invest in R&D and plans to build China's first state-of-the-art energy recovery system research and fabrication facility to allow it to meet the increased demand for its products and services. For more information on CER, please visit: http://www.chinaenergyrecovery.com/s/Home.asp. Information on CER's website does not comprise a part of this press release.

Forward-Looking Statement Disclaimer

This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that CER believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors that CER believes are appropriate under the circumstances. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond CER's control and may not materialize, including, without limitation, the efficacy and market acceptance of CER's products and services, and CER's ability to successfully complete construction of future projects. In addition, such statements could be affected by general industry and market conditions and growth rates, and general economic and political conditions in China. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in CER's recent filings with the Securities and Exchange Commission, including CER's Current Report on Form 8-K filed on April 21, 2008, as amended. All forward-looking statements attributable to CER or any persons acting on CER's behalf are expressly qualified in their entirety by these cautionary statements. Furthermore, all guidance and forward-looking statements in this press release are made as of the date hereof and CER is not obligated to and does not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.

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